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                                                                    EXHIBIT 11

                           JENKON INTERNATIONAL, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE

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                                                               YEAR ENDED JUNE 30,
                                                            --------------------------
                                                               1999          1998
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EARNINGS (LOSS) PER SHARE:
Net income (loss).........................................  $(3,306,807) $     478,474
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Basic weighted average shares outstanding.................    3,992,632      1,799,220
Diluted effect of stock options and warrants..............      --             390,377
Conversion of preferred stock.............................      --           1,202,952
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Diluted weighted average shares outstanding...............    3,992,632      3,392,549
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Basic earnings (loss) per share...........................        (0.83)          0.27
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Diluted earnings (loss) per share.........................        (0.83)          0.14
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